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                                                                   Exhibit 10.11

                   AMENDMENT TO STOCK OPTION AGREEMENT UNDER
                            1998 STOCK INCENTIVE PLAN

In accordance with the action of the Board of Directors of the Company, your stock option(s) dated __________________ have been amended as follows/

1. The following new language is added to the end of the "Vesting Schedule" portion of your Notice of Stock Option Grant:

      "The vesting of your option may accelerate as provided in the "Attachment to Notice of Stock Option Grant."

2. The Attachment to Notice of Stock Option grant shall read in the form attached hereto.

3.    These amendments are effective May 20, 1999.

MAGMA DESIGN AUTOMATION, INC.


By: /s/ Rajeev Madhavan
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Its:
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                   ATTACHMENT TO NOTICE OF STOCK OPTION GRANT
                                 (For Officers)

      If your employment with the Company is terminated without Cause or "Constructively Terminated" at, or within twelve (12) months following, a Change in Control, then this option shall vest with respect to fifty percent (50%) of the option shares not yet vested on the date of such termination.

      For purposes of this option, a "Change in Control" shall mean any one of the following events:

                        (i) The consummation of a merger, consolidation or other
                  reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization; or

                        (ii) The sale of all or substantially all of the assets
                  or stock or the Company to a third party.

      For purposes of this option, "Cause" shall mean termination of your employment for (i) conduct materially detrimental to the Company, (ii) conviction or plea of nolo contendere to a felony, or (iii) any intentional misconduct that the Company reasonably believes would make it impracticable for you to discharge substantially all of your duties.

      "Constructively Terminated" means your resignation as a result of any action by the Company (or its successor or acquiror) which (i) substantially reduces the amount of your base compensation or otherwise materially and adversely affects your working conditions, in either case in a manner that disproportionately adversely affects you, as compared to all other Company officers, or (ii) unilaterally and substantially changes your title and duties; provided, however, that the unilateral change by the surviving or acquiring entity (or its parent) in your title and duties to a position that is substantially similar in salary, title and responsibilities to your current position shall not constitute "Constructive Termination."

      No provision of any option or award agreement may be inconsistent with applicable law and to the extent a provision of any such agreement is determined by the Board to violate the law or create material adverse legal, financial, or regulatory problems, such provision shall not apply.